AGREEMENT

Exhibit 10.1

Between the undersigned:

-	The Company VALFIN, SA (“Valfin”)

A French Public Limited Company with a capital of €500,000

Whose registered office is at 24 Rue des Teinturiers, 84000 Avignon (France)

On the Avignon Trade and Companies Register under No 385 386 834

Represented by Mr Jean Patrice Daire,

ON THE ONE HAND.

AND

-	The Company Q.E.P. Co. INC (“QEP”)

A Delaware company

Whose registered office is at 1081 Holland Drive, Boca Raton, Florida 33487 (USA)

Represented by its Chairman, Mr Lewis Gould

ON THE OTHER HAND.

PRELIMINARY STATEMENT

Both Mr Lewis Gould and Mr Jean Patrice Daire have the requisite, adequate legal and contractual powers to enter into contracts on behalf of the companies they represent in the transaction.

This agreement has, to better ensure its comprehension, been drawn up in the languages used in the countries of the persons concerned, but that the document in French shall prevail in event of any dispute and/or difficulty in interpreting the agreement.

THE PARTIES THEN PRESENTED THE FOLLOWING PREAMBLE

This agreement establishes the bases for and the terms and conditions governing the transfer of 8,200 shares of the 8,200 shares in existence comprising the share capital of PRCI (“the Shares”), hereinafter called PRCI or the Company, of which a brief description and the main characteristics are given hereafter by Valfin.

As it consists of the transfer of shares in a French company, QEP states that it is fully informed that a change in shareholder does not in any way change PRCI’s obligations concerning both its assets and liabilities, which justifies the need for a Liability and Asset Guarantee which is the purpose of another document.

HISTORY AND MAIN CHARACTERISTICS OF THE COMPANY PRCI

PRCI was founded as a limited company (SARL) by private contract dated 3 October 1984 in Serignan (France). A Special Meeting of shareholders on 15 December 1990 voted to transform it into a Public Limited Company (SA). PRCI is on the Montpellier Trade and Companies Register under No 330 813 726.

The objects of the company are to buy and sell all types of electrical equipment, all types of equipment used in masonry and any articles relating thereon, the importation and exportation of any equipment relating to the manufacture of electrical equipment, the design engineering and the exploitation of commercial patents.

Its main activity is the purchase and sale of tools for laying tiles and for use in plumbing, and any articles related thereto.

The company’s registered office is at 111 Rue du Mas de Poraly, Zone Industrielle, 34000 Montpellier. The Company does not own the premises it occupies but is a lessee on a commercial lease a copy of which is annexed to the Liability and Asset Guarantee.

The Company’s capital, at present €410,000.00, was increased on several occasions, summarised on page 4 of the latest Articles of Incorporation approved at the Mixed General Meeting of shareholders on 28 May 2004 and annexed to the Liability and Asset Guarantee.

The capital is split into 8,200 fully paid up shares of a nominal value of €50.00 (the “Shares”), held as follows:

- Mr Jean Patrice Daire	12 shares
- Mr Jean Christophe Condomines	12 shares
- Mr Laurent Condominies	12 shares
- The company VALFIN	8,152 shares
- Mr Rene Condomines	11 shares
- Mrs Marie Claude Condomines	1 share

Its Board of Directors consists of:

- Mr Jean Patrice Daire
- Mr Rene Condomines
- Mr Jean Christophe Condomines
- Mr Laurent Condomines
- Mr Jean Paul Roosli

The Company’s financial year ends on 31 December each year and the Financial Statements for the 12 months ending 31 December 2003 (“the Accounts”) were approved by the AGM on 28 May 2004. It shows:

ð Sales excluding tax of	€2,742,348
ð Net book income of	€83,276
ð A new financial position of	€827,008

PRCI’s most important customer, the company Leroy Merlin, represents 70% of its sales

The Company’s Balance Sheet drawn up to the same date shown assets of €88,146.00 under the item Other holdings. This was made up of shares in its subsidiary COMETEL. COMETEL was dissolved without being wound up following the transfer of all its assets and liabilities to PRCI, approved by its shareholder on 30 June 2004, and completed without any objection of any third party.

THE PARTIES THEN AGREED AS FOLLOWS:

On the terms and subject to the conditions set out in this Agreement, QEP undertakes to acquire the 8,200 shares in PRCI.

VALFIN undertakes to sell to QEP the 8,152 shares it owns and guarantees the transfer of the remaining 48 shares held by minor shareholders, all shares being transferred cum rights and free of all charges, liens and encumbrances.

PRICE

The price for all the shares in the Company is ONE MILLION FOUR HUNDRED THOUSAND EUROS (€1,400,000.00), i.e. ONE HUNDRED AND SEVENTY EUROS, SEVENTY-THREE EUROCENTS (€170.73) per share based on the Balance Sheet as of 31 December 2003 and approved by the Annual General

Meeting of shareholders on 28 May 2004 and on the situation shown in the accounts drawn up on 30 June 2004 in the form of a Balance Sheet, duly certified by the Statutory Auditor, showing net assets of at least EIGHT HUNDRED AND TWENTY-SEVEN THOUSAND AND EIGHT EUROS (€827,008).

These accounts were prepared in accordance with accounting principles and standards used to date. It takes account of the entries concerning the transfer of all COMETEL’s assets and liabilities. It shall not give rise to any increase in the price agreed above notwithstanding any rise in the Company’s net assets as compared with the reference situation, i.e. €827,008.00. However, a fall in net assets as at 30 June 2004 would have required that the price of ONE MILLION FOUR HUNDRED THOUSAND EUROS (€1,400,000.00) be adjusted by one euro for every one euro by which the net assets would have been below €827,008.

The share transfers are made cum rights, i.e. QEP shall have the sole right to all dividends distributed after the sale even when they are based on results for periods prior to the transfer. In this respect it is duly noted that the Company has received grants and/or subsidies from the State and/or local authorities on condition that it does not distribute profits in the year it receives the said grants or subsidies.

PAYMENT ON ACCOUNT OF THE PRICE

On signature of this document, a payment on account of 5% of the PRICE SHALL BE MADE AND HELD IN A BLOCKED ACCOUNT BY Mr Chavanne, who prepared this document, i.e. an amount of SEVENTY THOUSAND EUROS (€70,000). This shall be credited against the 40% to be paid cash below.

PAYMENT

Some 40% of the price shall be paid in cash on Completion, and payment of the balance shall be spread over the four following years as follows:

FOUR HUNDRED AND NINETY THOUSAND EUROS (€490,000.00) shall be paid by QEP on the day the share transfer orders or any equivalent documents are signed which together with the €70,000 paid directly to Master Philippe CHAVANNE (which he shall release to the sellers) constitute 40% of the initial price, i.e. €560,000.

Given VALFIN’s dominant majority shareholding, as well as its role as sole guarantor of PRCI’s liabilities, the minority shareholders shall be paid in full out of the first payment and shall thus receive the following amounts:

- Mr Jean Patrice Daire	€2,048.76
- Mr Jean Christophe Condomines	€2,048.76
- Mr Laurent Condomines	€2,048.76
- Mr Rene Condomines	€1,873.03
- Mrs Marie Claud Condomines	€170.73

The balance, i.e. FIVE HUNDRED AND FIFTY-ONE THOUSAND, EIGHT HUNDRED AND NINE EUROS AND NINETY-SIX EUROCENTS (€551,809.96) shall be paid to VALFIN (i) up to FOUR HUNDRED AND EIGHTY-ONE THOUSAND, EIGHT HUNDRED AND NINE EUROS AND NINETY-SIX EUROCENTS (€481,809.96) by QEP by certified cheque issued on a European financial establishment regularly represented and installed on French territory and (ii) up to SEVENTY THOUSAND EUROS (€70,000) by Master Philippe CHAVANNE, as agreed above.

The remaining part of the price (EIGHT HUNDRED AND FORTY THOUSAND EUROS (€840,000.00)) shall be paid to VALFIN in four equal annual instalments on the anniversary date of completion of this agreement each year and for the first time in 2005. It is expressly agreed and accepted that the balance shall bear interest at the EURIBOR 3 month rate.

Any payment not made on any of the dates the instalments are due shall bear interest on the outstanding balance by right at the rate at which partners’ current accounts in French companies may be remunerated as authorised by the tax authorities plus two points.

As a guarantee that the price will be paid in full, the Shares less 10 shares (i.e. 8,190 shares) will be allotted to an escrow account, on Completion, in accordance with the terms and conditions of the instruction letter handed over by QEP to VALFIN and set out in Schedule 3 (the “Escrow Letter”).

LIABILITY AND ASSET WARRANTY AND GUARANTEE

At the same time as it signs this Agreement VALFIN undertakes to sign a Liability and Asset Guarantee, identical to that annexed to this Agreement (Schedule 1).

The maximum possible financial consequences of this Liability Guarantee shall, by express agreement between the parties, be limited to the price paid or payable to VALFIN. On each date payments are due, the June 2004 accounts will be updated, and the balance paid. All amounts duly claimed by QEP under the Liability Guarantee in accordance with the procedures described therein, may be deducted from the instalment due by QEP, either wholly or in part, on its own sole initiative and held in a blocked account until full and final settlement of the dispute and/or any related litigation.

SHAREHOLDER’S CURRENT ACCOUNT

Valfin holds a shareholders’ current account with the Company with a balance of TWO HUNDRED THOUSAND EUROS (€200,000).

Payment of this current account shall be paid back to VALFIN as to SEVENTY THOUSAND EUROS (€70,000) on Completion . The balance (€130,000) will be paid under the same conditions as the balance of the price of the shares. It shall bear interest in the same way, i.e. EURIBOR 3 months.

MANAGEMENT BODIES

PRCI is a French Public Limited Company with a Board of Directors. The existing directors have already agreed to respect the directives issued by QEP. All the directors undertake to resign without delay on first request from the majority shareholder.

SELLERS’ OBLIGATIONS

Between the date of this agreement and the Date of Completion, VALFIN undertakes, for itself and on behalf of the other sellers, to allow the accountants appointed by QEP to carry out a financial review of the financial situation of PRCI at 30 September 2004, available by 5 October 2004, and in this respect to have access to the financial information, the employees of PRCI and the working papers of the auditors in relation to PRCI.

COMPLETION

Completion shall occur no later than 29 October 2004, or otherwise with a prior written consent of the parties, when:

(a)	VALFIN shall hand over to QEP or its representative:

(i)	the share transfer forms for the Shares executed and signed by each shareholder and the tax forms no 2759;

(ii)	the share register of the Company and the shareholders’ accounts;

(iii)	the register of the minutes of the shareholders’ and board of directors’ meetings and the board attendance book of the Company and the register of the minutes of the shareholders’ meetings of Cometel;

(iv)	the letters of resignation of all the directors of the Company other than those requested by QEP to continue, and resignation letters of the statutory auditors of the Company;

(v)	a certified copy of the minutes of the board of directors’ meeting of the Company convening the shareholders of the Company in an ordinary shareholders’ meeting which is to meet on the Date of Completion;

(vi)	a release of any and all charges over the Shares or any asset of the Company or Cometel;

(vii)	a release of any and all guarantees given by the Company or Cometel to any other person for the liabilities or performance of VALFIN or any company in the group of companies of which VALFIN is a member;

(viii)	a non competition covenant signed by each shareholder, pursuant to the attached model (Schedule 2);

(ix)	a waiver, given by Mr Norbert Warrau, of his right to subscribe for shares on an increase in share capital of PRCI as provided by an amendment to his employment contract dated 2 January 2003, in a satisfactory form to QEP;

(b)	QEP shall pay that part of the price payable on Completion and shall hand over to VALFIN the escrow instruction letter, in accordance with the attached model (Schedule 3), and

(c)	VALFIN will have complied with its obligations set out in the above paragraph “Sellers’ obligations”. The financial situation of PRCI on Completion will not be materially and adversely different to the position disclosed by the June 2004 accounts.

If any obligation at Completion is not fulfilled VALFIN shall remain obliged to satisfy that obligation.

If the provisions of the c) above are not fully complied with, QEP shall not be obliged to complete the sale and purchase of the Shares and shall be entitled to elect (i) to rescind this agreement, without liability on the part of QEP, the amount of €70,000 paid to Philippe Chavanne by QEP being released to QEP, or (ii) defer the Date of Completion, or (iii) to proceed to the acquisition of the Shares, without prejudice to its rights under this agreement.

COSTS

Each party shall bear its own costs, fees and expenses in relation to its counsel or advisers. The registration fees shall be paid by QEP.

ELECTION OF DOMICILE

For the execution of this agreement and what may arise therefrom, the parties elect domicile at their respective addresses given above.

LANGUAGE AND APPLICABLE LAW

Given that there are two agreements, one in the language of each of the parties, it is agreed that the document in French shall prevail in event of difficulty in its interpretation or implementation the parties declare that this Agreement is governed by and is to be interpreted in accordance with French law and that only French courts applying French law shall be deemed competent in event of any litigation between them.

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